Exhibit 99.3


                                                                           Hertz



FOR IMMEDIATE RELEASE                                CONTACT: Richard Broome
                                                              (201) 307-2486
                                                              rbroome@hertz.com


     HERTZ PROPOSES TENDER OFFERS TO PURCHASE FOR CASH UP TO $2.3 BILLION OF
                             HERTZ DEBT SECURITIES

PARK RIDGE, N.J., Sept. 12, 2005 - The Hertz Corporation announced today that it proposes to undertake tender offers to purchase for cash up to $2.3 billion of its outstanding debt securities.

These tender offers are to be made in connection with the sale by Ford Motor Company (NYSE: F) of Hertz to an investor group composed of Clayton Dubilier & Rice, The Carlyle Group and Merrill Lynch Global Private Equity. As a part of the tender offers, consents to amend the indentures under which the Hertz debt securities have been issued will also be sought.

The Hertz debt securities that Hertz proposes to offer to purchase are listed below:

    Outstanding
 Principal Amount                   Notes to be Purchased
 ----------------                   ---------------------
   $250,000,000              6.50% Senior Notes due May 15, 2006

   $500,000,000              4.7% Senior Notes due October 2, 2006

   (euro)200,000,000          Floating Rate Notes due July 16, 2007

     $6,859,000             6.3% Senior Notes due November 15, 2006

   $500,000,000             7 5/8% Senior Notes due August 15, 2007

   $200,000,000             6 5/8% Senior Notes due May 15, 2008

   $250,000,000               Floating Rate Notes due August 5, 2008

   $300,000,000                 6 1/4% Notes due March 15, 2009

   $100,000,000             9% Senior Notes due November 1, 2009

The tender offers would be conditioned on, and are intended to close simultaneously with, the consummation of the sale of Hertz by Ford to the buyers. The sale is anticipated to be completed by year end.

Hertz operates the largest general use car rental business in the world and one of the largest industrial, construction and material handling equipment rental businesses in North America, based on revenues.

THIS PRESS RELEASE IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN THE UNITED STATES, NOR IS THIS PRESS RELEASE SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE OR JURSIDICTION IN WHICH SUCH A SOLICITATION OR PURCHASE WOULD BE UNLAWFUL.

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